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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2000

YAHOO! INC.
(Exact name of registrant as specified in its charter)

0-28018
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0398689 (I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices, with zip code)

(408) 731-3300
(Registrant's telephone number, including area code)

Item 5. Other Events.

    On May 25, 2000, Yahoo! Inc. ("Yahoo!") filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The following is an amendment and restatement of the Yahoo! Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 12, 1996 (the "Registration Statement"), setting forth an updated description of Yahoo!'s capital stock. Item 1 of the Registration Statement is amended and restated as follows:

      "Yahoo! is authorized to issue Five Billion (5,000,000,000) shares of common stock, $0.001 par value per share, and Ten Million (10,000,000) shares of undesignated preferred stock, $0.001 par value per share.

  Common Stock

      As of August 9, 2000 there were 552,563,634 shares of Yahoo! common stock outstanding.

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Yahoo! Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Yahoo!, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

  Preferred Stock

      The Yahoo! Board of Directors has the authority, without further action by the stockholders, to issue up to Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share, in one or more series. The Board of Directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

      The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Yahoo! without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. No shares of preferred stock are currently outstanding. Yahoo! currently has no plans to issue any shares of preferred stock.

  Delaware Anti-Takeover Law and Charter and Bylaw Provisions

      Provisions of Delaware law and Yahoo!'s charter documents could make the acquisition of Yahoo! and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Yahoo! to negotiate with it first. Yahoo! believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Yahoo! outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

      Yahoo! is subject to the provisions of Section 203 of the Delaware general corporation law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Yahoo! without further action by the stockholders.

      Yahoo!'s Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Yahoo! Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board, if any, or the President. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Board of Directors, the Chairman of the Board, if any, or the President. The Yahoo! Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders."

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (c) Exhibits

    3.1
    Amended and Restated Certificate of Incorporation of Yahoo!, as amended May 25, 2000 (Filed as Exhibit 3.1 to the Yahoo! Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference).

    3.2
    Bylaws of Yahoo! (Filed as Exhibit 3.2 to the Yahoo! Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.

Date: August 10, 2000	By: /s/ SUSAN DECKER Susan Decker Senior Vice President, Finance and Administration, and Chief Financial Officer

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  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES